Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Drzycimski (319) 786-7550 Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company to Redeem 8.375% Series B Cumulative Preferred Stock

Cedar Rapids, Iowa – February 4, 2013 – Interstate Power and Light Company (IPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE: LNT), announced that it issued today a notice of redemption for all of the 6,000,000 outstanding shares of IPL’s 8.375% Series B Cumulative Preferred Stock (CUSIP 461070-87-2), which is listed on the New York Stock Exchange under the symbol IPL-PB. The redemption will be effective on March 22, 2013. The redemption price will be $25.0407 per share, which is equal to $25.00 plus accrued and unpaid dividends to, but excluding, the redemption date.

The total amount being paid by IPL to effect the redemptions is approximately $150.2 million. The redemption price does not include the quarterly dividend that is scheduled to be paid separately on March 15, 2013.

To collect the redemption price, holders of shares of preferred stock must surrender their shares to Wells Fargo Bank, N.A., the redemption and paying agent, by book-entry transfer or physical delivery of certificates representing the shares, together with necessary endorsements, by March 22, 2013. Certificates representing shares of the preferred stock being redeemed may be submitted to Wells Fargo at the following address:

By mail or hand delivery:

Wells Fargo Bank, N. A.,

Attn: Corporate Actions

1110 Centre Pointe Curve, Ste 101

MAC N9173-010

Mendota Heights, MN 55120

Questions relating to, and requests for additional copies of the notice of, this redemption should be directed to Well Fargo Bank, N. A. at 1-800-356-5343.

The redemption price shall become due and payable on March 22, 2013. Payment of the redemption price will be made promptly following the later of March 22, 2013 and the time of book-entry transfer or physical delivery of the certificates representing the preferred stock. No dividends on the preferred stock being redeemed will accrue after March 22, 2013, nor will any interest accrue on amounts held by Wells Fargo to pay the redemption price.

Because the redemption is a redemption in full, the shares of the redeemed IPL preferred stock will be delisted from trading and not listed on any other exchange. The company also intends to file, with the Securities and Exchange Commission, a notification of voluntary withdrawal of listing and registration with respect to the redeemed preferred stock.

Interstate Power and Light is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in Iowa and southern Minnesota, serving approximately 530,000 electric and 235,000 natural gas customers.

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